April 18, 2002

UNION PLANTERS REPORTS 18% INCREASE IN EARNINGS TO RECORD $.91 PER DILUTED SHARE

Net interest margin increases to 4.53% from 4.05% in first quarter of 2001

Efficiency ratio improves to 50.86% from 54.11% in first quarter of 2001

Return on average equity improves to 15.91% from 14.54% in the first quarter of 2001

            Memphis, TN - - Union Planters Corporation (NYSE:  UPC) today reported record earnings for the first quarter of 2002 of $125.9 million, or $.91 per diluted share, an increase of 18.2% over the $.77 per diluted share for the same period in 2001.  These earnings provided a return on average assets of 1.57%, a return on average common equity of 15.91%, and a return on average tangible common equity of 22.34%.

“We are pleased to report another record earnings level this quarter,” said Jackson W. Moore, Chairman, President and Chief Executive Officer.  “Even in the face of a difficult credit environment, we continued to execute on our strategic initiative, Project UPExcel, which is to improve our operating performance and the value of our franchise.  Our repositioned balance sheet now consists of assets with wider margins, a more favorable mix of core deposits and a stronger capital base.  In addition, we have dramatically reduced our interest rate risk.  These results are reflected in our first quarter financial performance.

“Expense control remains a top priority.  We have improved our results through the sale of underperforming branches and other non-strategic assets.  This has produced higher earnings with greater efficiency and productivity.  We are on schedule to reach our goal of an efficiency ratio of 50% or lower by the fourth quarter of this year.

“As reported in the prior quarter, non-performing assets increased as expected based on current economic conditions, and the provision for loan losses was increased accordingly.  Moderate increases in nonperforming assets are anticipated over the next several quarters until economic conditions improve, while net charge-offs are expected to remain in line with this quarter.  We have a diversified and well-secured loan portfolio, and our losses should remain at their current manageable levels.

“In view of these quarterly results and continued improving trends in key measurements, we are recommending a three-for-two stock split to our Board of Directors today.”

Improved Net Interest Margin

Net interest income on a fully taxable-equivalent basis was $328.3 million for the first quarter of 2002, up 2.5% from the $320.3 million recorded in the same quarter of last year.  This increase was achieved on average earning assets which were 8.5% lower than the same quarter last year and reflects an improvement in the net interest margin of 48 basis points from 4.05% to 4.53%.  These results demonstrate the impact of management’s initiatives to reposition the balance sheet through:

  Sale of selected investment securities
  Targeted runoff of low return loan products
  Focus on relationship pricing
  Targeted promotions driving core deposit growth of 5.4% over first quarter 2001
  Sale of underperforming branches with high-rate deposit balances
  Elimination of high-cost brokered deposits
  Significant reduction in wholesale funding
  Reduction of earnings at risk to changes in market interest rates from 7.6% of net income at March 31, 2001 to less than 1.0% of net income at March 31, 2002

Net of loan sales and targeted runoff mentioned above, average loans increased 4.0% compared to the first quarter of 2001 and, with underwriting standards modified in response to current economic conditions, declined slightly from 2001 year-end levels.

The continued repositioning of the balance sheet resulted in a 2.7% decrease in average earning assets from the fourth quarter of 2001, but with an improvement in the net interest margin of 14 basis points.

Increased Noninterest Income

            Noninterest income was $175.4 million for the first quarter of 2002, an increase of  $10.5 million, or 6.4%, from the same quarter last year.  During the quarter, the Company continued to reposition the balance sheet by the sale of small denomination municipal and other securities and underperforming branches all acquired through various acquisitions over the past several years.  These sales resulted in gains of $9.2 million on securities and $1.3 million on branches.  These gains were offset by an $8.9 million decrease in merchant services income resulting from the sale of the Company’s non-strategic merchant services portfolio in the fourth quarter of 2001.

Double-digit growth in mortgage banking revenue and bank card fees contributed to the increase over the same quarter last year.  Mortgage banking revenue grew $8.0 million, or 19.4%, and bank card fees increased $1.1 million, or 15.5%, compared to the same quarter last year.  Additionally, revenue from investment and insurance product sales and trust services increased by 4.0% over the first quarter of 2001.

Improved Efficiency

            Noninterest expense for the first quarter of 2002 was $268.1 million, a $21.5 million, or 7.4%, decrease compared to the first quarter of 2001.

The efficiency ratio, adjusted for significant items discussed below, improved to 50.86% from 54.11% for the same quarter in 2001.  This reduction was achieved through the implementation of the following strategic initiatives:

  Reduction of full-time equivalent employees by 7.9%
  Negotiation of lower rates on communications, couriers and office supplies
  Sale of over 100 branches
  Sale of non-strategic merchant services portfolio

Significant noninterest expenses included in the results of the first quarter of 2002 are expenses associated with UPExcel initiatives of $3.8 million, $4.3 million in amortization and impairment of mortgage servicing rights and $1.4 million in other items.  Significant noninterest expenses included in the results of the first quarter of 2001 are $10.3 million in amortization and impairment of mortgage servicing rights and $.4 million in other items.

The sale of the merchant services portfolio resulted in a decrease of $8.2 million in non-interest expense.  This reduction was substantially offset by an increase in expenses associated with the growth in mortgage banking revenue.

As a result of a change in accounting principles generally accepted in the United States, goodwill amortization expense decreased $8.3 million in the first quarter of 2002 compared to the first quarter of 2001.

Credit Quality

The provision for losses on loans for the first quarter of 2002 was $45.0 million, or .75% of average loans, compared to $35.8 million, or .57% of average loans, for the prior quarter and compared to $25.3 million, or .41% of average loans, for the first quarter last year.  Net charge-offs as a percentage of average loans were .59% for the first quarter of 2002, a slight increase from the .57% reported in fourth quarter 2001, and an increase from ..37% over the same quarter in 2001.

Net charge-offs remain below peer averages and are expected to remain near their first quarter levels over the next several quarters.  This expectation is based on the diverse composition of the loan portfolio and the granularity and collateralization of our nonperforming loans.

Nonperforming assets increased to $336.2 million, or 1.46% of loans and foreclosed properties at March 31, 2002 compared to $302.1 million, or 1.30%, at December 31, 2001 and $232.3 million, or .95% at March 31, 2001, respectively.

            The allowance for losses on loans totaled $351.5 million at March 31, 2002, equal to 1.53% of loans and 128% of nonperforming loans, compared to $341.9 million, 1.47% and 145%, respectively, at December 31, 2001.

Capital Strength

            Total shareholders’ equity at quarter-end was $3.2 billion, representing 10.08% of period-end assets of $32.1 billion, and the leverage ratio was 7.85%.  These ratios compare to the prior quarter ratios of 9.71% and 7.56%, respectively, and to the first quarter 2001 ratios of 8.72% and 6.61%, respectively.  Current capital ratios facilitate the continued execution of our share purchase plan described below.

Share Purchase Plan

            In February 2000, the Board of Directors approved a plan to purchase 7.1 million shares of the Company’s common stock, of which 1.6 million shares have been purchased to date.  In addition, through March 31, 2002, the Company has repurchased 3.3 million of the 4.4 million shares issued in the acquisition of Jefferson Savings Bancorp, Inc. in the first quarter of 2001.

The Company

            Union Planters Corporation is a multi-state bank holding company headquartered in Memphis, Tennessee.  Union Planters operates four banking subsidiaries with 762 banking offices and 961 ATMs in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas.  At December 31, 2001, Union Planters had consolidated total assets of $33.2 billion, making it the 28th largest bank holding company based in the United States and the largest headquartered in Tennessee.  Through its subsidiaries, Union Planters provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending; retail banking; and other ancillary financial services traditionally furnished by full-service financial institutions.  Additional services offered include factoring operations; mortgage origination and servicing; investment management and trust services; the issuance of debit cards; the offering of credit cards; the origination, packaging and securitization of loans, primarily the government-guaranteed portion of Small Business Administration loans; the collection of delinquent FHA/VA government-insured/guaranteed loans purchased from third parties and from GNMA pools serviced for others; full-service and discount brokerage; and the sale of annuities and bank-eligible insurance products.  The Company’s common stock is traded on the New York Stock Exchange under the symbol UPC.  The Company is also included in the S & P 500 Index and the Fortune 500.

            This press release contains forward-looking statements relating to management’s expectations regarding the impact of the reduction in interest rates on the net interest margin and expected trends in nonperforming assets, collateral values and customer profiles and the related risk of losses and the efficiency ratio.  These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and the current economic environment.  Union Planters’ actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.  A discussion of factors affecting business and prospects is contained in Union Planters’ filings with the Securities and Exchange Commission, specifically “Risk Factors” in the 2001 Annual Report on Form 10-K and “Cautionary Statement Regarding Forward-Looking Information” in Appendix C of Union Planters’ 2002 Proxy Statement Including 2001 Annual Financial Disclosures.  Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrences of unanticipated events.

-o0o-

For additional information, including supplemental financial information for the first quarter of 2002, visit Union Planters’ web site at http://www.UnionPlanters.com, access Union Planters current report on Form 8-K dated April 18, 2002, which was filed with the Securities and Exchange Commission, or contact:

Bobby L. Doxey

Senior Executive Vice President

and Chief Financial Officer

(901) 580-5540

(Six Page Financial Attachment Follows)